Exhibit 99.1

                             Financial Update by CFO

                                December 18, 2003

As was mentioned in last month's CFO teleconference comment update, order quote activity is up significantly, in fact even more so than last month, principally for laser processing in North America and for bump processing, laser processing, and thin film in Japan and Asia. Overall, 4Q03 is shaping up to be a very strong order quarter, by far the strongest of the year. On the revenue front, as is usual for the third month of a quarter, we currently have quite a few systems in various stages of installation and test at customer sites. In addition, a couple of our customers' fabs are not ready to receive scheduled shipments, so they are slipping to next quarter. As a result, it appears that revenue for 4Q03 could be flat to up slightly sequentially from 3Q03. Gross margin with the latest projected product mix looks to be in the range of 44%-46%. Operating expenses for 4Q03 still look to be down around 5%, on an absolute dollar basis, in comparison with 3Q03, primarily due to seasonal trade show expenses incurred in 3Q03. In the tax area, we now anticipate an income tax credit of around $500 thousand for 4Q03, primarily due to a favorable conclusion of an income tax audit in the United Kingdom. Cash flow still is expected to be positive.

For the full year of 2003, the comments made in the 3Q03 earnings release teleconference call and last month's CFO update continue to appear to remain generally valid. Annual revenue growth could achieve greater than 45% compared with 2002. Operating expenses continue to look to be favorable and down about 5%-10% for the year, on an absolute dollar basis, compared to 2002, excluding that year's special charges. The projected tax rate for the year now looks like about (7%) (excluding the impact from the special California state income tax benefit in 3Q03 from the resolution of a R&D tax credit claim), due primarily to the reversal of deferred tax asset reserves in Japan in 3Q03 and the above mentioned resolution of an income tax audit in the United Kingdom. We continue to anticipate that cash flow should be positive for the year. Our goal for 2003 remains to outperform our near-term financial model, which calls for gross margin of 40% and breakeven operating margin. Our long-term financial model has gross margin of 50% or greater and operating margin of 15% or greater, which we are targeting for 2004.

Additionally, for 2004, the projected financials still indicate Ultratech could achieve annual revenue growth on the order of 30% over 2003. Operating expenses continue to look to be up about 10%-15% for the year, on an absolute dollar basis, compared to 2003. The projected tax rate for the year still looks to be about 6%, primarily due to jurisdictional tax effects from Japan. Cash flow for the year still is anticipated to be positive.


Safe Harbor Statement
Certain of the statements contained herein may be considered forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as the cyclicality in the nanotechnology and semiconductor industries, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the company's systems, ability to volume produce systems and meet customer requirements, the mix of products sold, dependence on new product introductions and commercial success of any new products, integration and development of the laser thermal processing operation, sole or limited sources of supply, international sales, customer concentration, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies, the outbreak of Severe Acute Respiratory Syndrome (SARS) and any adverse effects of terrorist attacks or military actions in the United States or elsewhere on the economy in general or our business in particular. Such risks and uncertainties are described in the company's SEC reports including the company's Annual Report on Form 10-K filed for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q filed for the quarter ended September 27, 2003.

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